EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-94181, 333-94185, 333-101022, 333-118987 and 333-128381 on Form S-8 and Registration Statement No. 333-114151 on Form S-3 of Genta Incorporated of our report dated March 17, 2008 (which report expressed an unqualified opinion and included explanatory paragraphs relating to (1) Genta Incorporated’s ability to continue as a going concern; (2) the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109, effective January 1, 2007; and (3) Deloitte & Touche LLP was not engaged to audit, review, or apply any procedures to the adjustments to retrospectively apply the effects of the 2009 reverse stock split and, accordingly, does not express an opinion or any other form of assurance about whether such retrospective adjustments are appropriate and have been properly applied),  relating to the consolidated financial statements of Genta Incorporated (prior to the effects of the 2009 reverse stock split), not presented herein, which appears in this Current Report on Form 8-K.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
September 4, 2009